Exhibit 99.1

FOR IMMEDIATE RELEASE

Founder and CEO of Swift Transportation Company Announces Retirement

Jerry Moyes to Retire After 50 Years

Richard Stocking Appointed President and CEO

PHOENIX – September 8, 2016 – Swift Transportation Company (NYSE:SWFT), a leader in transportation solutions and one of the nation’s largest truckload providers, today announced the retirement of Founder and CEO, Jerry Moyes, effective as of December 31, 2016. Richard Stocking, who joined Swift in 1992 and has served as Swift’s President and Chief Operating Officer since 2010, has been unanimously appointed by the Board of Directors as President and Chief Executive Officer. During the transition period, until December 31, 2016, Mr. Moyes and Mr. Stocking will serve as Co-CEOs, although all day to day responsibilities will be immediately transitioned to Mr. Stocking. Commencing January 1, 2017, Mr. Moyes will serve as Founder and Chairman Emeritus and a member of the Board of Directors.

“Beginning 50 years ago, hauling steel with a single truck, Jerry Moyes created a strong, enduring company and built Swift into one of the largest truckload providers in the U.S. – with its fleet of nearly 20,000 trucks,” said Richard H. Dozer, Chairman of the Board of Directors. “Jerry and Richard have worked closely together for many years and we expect a seamless transition. We are deeply grateful to Jerry for his innumerable contributions to Swift’s growth and success. We wish Jerry all the best in his well-deserved retirement and look forward to his continued guidance and experience on the Board.”

Mr. Dozer continued, “We have thoughtfully prepared for this leadership succession, and we are pleased that Swift has an extremely qualified and experienced leader in Richard who is ready to assume the responsibilities as Swift’s next CEO. Richard has a deep understanding of our business, operations and strategy, and an appreciation for all of the hard work and dedication of our employees. He has significant expertise managing all facets of the business, including operations, sales, marketing, safety and recruiting, among others. We are confident Richard’s vast experience at Swift, together with his relevant industry and leadership capabilities, position him well to succeed Jerry and continue building on his legacy without missing a beat.”

Mr. Moyes said, “I want to thank everyone at Swift for helping me build this great company over the last 50 years. Swift is a strong company, strategically well positioned for continued growth and success. I am proud of all of Swift’s employees who drive the performance of this company, and I am confident that Swift will continue on its successful path.”

Mr. Stocking stated, “I want to thank Jerry for all he has done in building this company, and for working closely with me over the last several years in anticipation of his retirement. Jerry is a true visionary in our industry, and it is a great honor that the Board selected me to succeed him. I am confident that we have the right team and the right plan in place to continue delivering best in class solutions to our customers as well as creating value for our shareholders.”

About Richard Stocking

Richard Stocking, 46, has served as President and Chief Operating Officer of Swift Transportation Company since July 2010 and as President and Chief Operating Officer of our trucking subsidiary, since January 2009. As part of the Swift family for a total of 25 years, Mr. Stocking has served in other leadership capacities such as Executive Vice President of Sales and Regional Vice President of Operations. Implementing many leadership and execution initiatives, Mr. Stocking has been able to lead Swift to achieve record performance outcomes in many areas. It is embracing these core fundamentals that allowed Mr. Stocking to help lead Swift through major transformations and the largest truckload IPO in history.

About Swift

Swift is based in Phoenix, Arizona, and operates a tractor fleet of approximately 18,000 units driven by company and owner-operator drivers. The company operates more than 40 major terminals positioned near major freight centers and traffic lanes in the United States and Mexico. Swift offers customers the opportunity for “one-stop shopping” for their truckload transportation needs through a broad spectrum of services and equipment. Swift’s extensive suite of services includes general, dedicated and cross-border U.S./Mexico/Canada service, temperature-controlled, flatbed and specialized trailers, in addition to rail intermodal and non-asset based freight brokerage and logistics management services, making it an attractive choice for a broad array of customers.

CONTACTS:

Jason Bates, 602-269-9700

Vice President of Finance and Investor Relations Officer

Ginnie Henkels, 602-269-9700

Executive Vice President and Chief Financial Officer